Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Reports Record Third Quarter 2024 Earnings

Third Quarter 2024 Highlights

■	Record net income of $22.1 million, or $29.96 per share; up 2.50% on a per share basis from third quarter 2023;

■	Achieved a return on average assets of 1.65% and a return on average equity of 15.03%;

■	Solid liquidity position with $1.5 billion in cash and investment securities and a borrowing capacity of $2.1 billion with no outstanding borrowings as of September 30, 2024;

■	Continued growth in capital with a total risk-based capital ratio of 14.95%, common equity tier 1 ratio of 13.47%, tier 1 capital ratio of 13.70% and a tangible common equity ratio of 10.91%;

■	Credit quality remains strong with a total allowance for credit losses of 2.11%.

Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), reported record third quarter net income of $22.1 million, or $29.96 per diluted common share for the third quarter of 2024 compared with $22.0 million, or $29.23 per diluted common share for the third quarter of 2023 an increase of 2.50% on a per share basis.  Annualized return on average assets was 1.65% and return on average equity was 15.03% for the third quarter of 2024 compared with 1.65% and 16.80% for the same period the prior year. The decrease in return on average equity was primarily the result of a $72.1 million or 13.58% increase in total shareholder’s equity even after paying record common stock cash dividends of $13.1 million to shareholders and repurchasing and retiring $14.0 million of the Company’s common stock during the last twelve months.

Net income over the trailing twelve months was $88.0 million compared with $86.9 million for the same trailing period a year earlier. Earnings per share over the trailing twelve months totaled $118.46, up 3.79% compared with $114.13 for the same trailing period a year ago and up from $90.70 for the same period two years ago.

CEO Commentary

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are pleased with the Company’s strong ongoing financial performance including the results in the first nine months of 2024 highlighted by net income of $66.6 million, return on average assets of 1.65%, and a return on average equity of 15.55%. Our earnings per share over the trailing twelve months ended September 30, 2024 totaled $118.46, up 3.79% compared with $114.13 per share for the same trailing period a year ago. We achieved these strong results while continuing to maintain a solid liquidity position and balance sheet at quarter end with $1.5 billion of cash and investments, access to $2.1 billion in borrowing capacity and total shareholders’ equity of $602.7 million up $72.1 million or 13.58% from September 30, 2023. Capital levels continued to strengthen and are significantly above the regulatory thresholds for “well-capitalized” banks. Our longstanding established client relationships have contributed to our resilient and stable deposit balances of $4.7 billion as of September 30, 2024 and 2023. The loan portfolio continues to grow both during the third quarter and year over year as we continue to serve the needs of our customers and local communities. Consistent with the last several years, credit quality remains a strength of the Bank with a total allowance for credit losses of 2.11% and only $677,000 in non-accrual loans as of quarter-end. Our Company remains in excellent financial condition and is well positioned to meet any challenges ahead as we have for the past 108 years. We are also pleased to be recognized by others for our performance as Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #2 best performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2023. This follows our #1 ranking in the prior year of the top performing banks for 2022. The recognition over the last two years can be traced to our strong client relationships and the focus of our employees on serving our clients.”

Earnings

Net interest income for the quarter ended September 30, 2024 was $52.0 million, an increase from $50.8 million in the second quarter of 2024. For the third quarter of 2024 the net interest margin increased to 4.07% compared to 3.91% in the second quarter of 2024 driven by a decrease in the average cost of total deposits from 1.51% in the second quarter of 2024 to 1.39% in the third quarter of 2024. Net interest income for the nine-months ended September 30, 2024 was $154.5 million, a decrease of $7.1 million, or 4.39%, when compared with the $161.6 million for the same period in 2023 as the increase in deposit costs outpaced the increase in loan yields. Loan yields increased to 6.11% for the first nine-months of 2024 compared to 5.77% for the same period in 2023 while the average cost of total deposits increased to 1.39% for the first nine-months of 2024 compared to 0.70% in the first nine-months of 2023. The net interest margin of 4.04% and average cost of total deposits of 1.39% for the nine-months ended September 30, 2024 continue to outperform industry averages.

For the nine-months ended September 30, 2024, net income was $66.6 million, a slight decrease from the nine-months ended September 30, 2023 of $66.9 million. The nine-months ended September 30, 2023 benefited from cash proceeds from non-taxable death benefits on bank-owned life insurance (BOLI) of $4.3 million. Annualized return on average assets was 1.65% and return on average equity was 15.55% for the nine-months ended September 30, 2024 compared with 1.70% and 17.43% for the same period a year earlier.

Balance Sheet

Total assets were $5.4 billion as of September 30, 2024 consistent with September 30, 2023. Total loans and leases outstanding were $3.7 billion, an increase of $146.9 million or 4.13% from September 30, 2023. As of September 30, 2024 our total investment securities portfolio was $1.2 billion, an increase of $249.6 million from September 30, 2023. Over the last year, the portfolio mix has shifted as available-for-sale securities have increased from $106.5 million as of September 30, 2023 to $401.6 million as of September 30, 2024 while the held-to-maturity securities have decreased from $826.0 million as of September 30, 2023 to $780.5 million as of September 30, 2024. The increase in available-for-sale securities is due to purchases of $326.3 million in 2024. Accumulated other comprehensive losses on the available-for-sale securities portfolio decreased to $8.8 million as of September 30, 2024 compared to $20.2 million as of September 30, 2023. Total deposits remained consistent totaling $4.7 billion as of September 30, 2024 and September 30, 2023. Total deposits, at September 30, 2024, increased $111.6 million or 2.4% compared to June 30, 2024. Our loan to deposit ratio was 78.9% as of September 30, 2024 compared to 75.1% as of September 30, 2023.

Credit Quality

The Company’s credit quality remained resilient with only $677,000 in non-accrual loans as of September 30, 2024 and a minimal delinquency ratio of only 0.21% of total loans. Net charge-offs were $216,000 in the third quarter of 2024 compared to net recoveries of $47,000 in the third quarter of 2023. Net charge-offs were $149,000 for the first nine-months of 2024 compared to net recoveries of $274,000 for the first nine-months of 2023. Net charge-offs over the trailing twelve months were $93,000. Based on the credit performance of the loan and lease portfolio, no provision for credit losses has been necessary in the first nine-months of 2024. The Company’s allowance for credit losses on loans and leases and unfunded commitments was $78.5 million or 2.11% as of September 30, 2024 compared to $78.7 million or 2.13% as of June 30, 2024. We believe our allowance for credit losses is appropriate given the current economic environment including some stress in the agricultural sector. A few agricultural commodity prices have softened over the past two years due to the strong US Dollar impeding export competiveness. This coupled with the higher short term interest rates and the effects of high inflation has created financial stress for some agriculture producers. We are diligently working with all borrowers affected by these market conditions in an effort to optimize performance during the current cycle.

Capital

The Company’s and Bank’s regulatory capital ratios remain strong while increasing from June 30, 2024. At September 30, 2024, the Company’s preliminary total risk-based capital ratio was 14.95%, the common equity tier 1 capital ratio was 13.47% and the tier 1 capital ratio was 13.70% an increase from 14.58%, 13.09% and 13.32% as of June 30, 2024, respectively. At September 30, 2024, all F&M Bank capital ratios exceeded the regulatory requirements to be classified as “well-capitalized”. At September 30, 2024, the tangible common equity ratio was 10.91% an increase of 127 basis points from the 9.64% as of September 30, 2023. Tangible book value per share increased to $799.04 at September 30, 2024, up 16.21% compared with $687.57 a year ago. During the third quarter, the Company repurchased 1,313 shares bringing the total to 9,976 shares for the nine-months ended September 30, 2024. The Company has repurchased a total of 10,400 shares or $10.5 million under the $25.0 million share repurchase program authorized in November 2023 which was cancelled on September 10, 2024. On September 10, 2024, the Company authorized a new share repurchase program for $55.0 million and has purchased 40 shares or $38,404 as of September 30, 2024. On October 3, 2024 the Company entered into and executed a Stock Purchase Agreement with the trust of one of our largest shareholders who passed away in January 2024. As a result, the Company repurchased 37,990 shares or $34.8 million under the Stock Purchase Agreement on October 3, 2024 leaving approximately $20.2 million remaining under the current share repurchase program which expires on December 31, 2026. After this transaction our total risk-based capital ratio was approximately 14.18% on a pro-forma basis.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, trades on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.  Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. F&M Bank is financially strong, with $5.4 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms. The Bank has maintained a 5-Star rating from BauerFinancial for 34 consecutive years, longer than any other commercial bank in the State of California.

Farmers & Merchants Bancorp has paid dividends for 89 consecutive years and has increased dividends for 59 consecutive years. As a result, Farmers & Merchants Bancorp is a member of a select group of only 56 publicly traded companies referred to as “Dividend Kings,” and is ranked 17th in that group based on consecutive years of dividend increases. A “Dividend King” is a stock with 50 or more consecutive years of dividend increase.

In August 2024, Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #2 best performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2023. Last year the Bank was named by Bank Director’s Magazine as the #1 best performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2022.

In April 2024, F&M Bank was ranked 6th on Forbes Magazine’s list of "America’s Best Banks" in 2023. Forbes’ annual “America’s Best Banks” list looks at ten metrics measuring growth, credit quality, profitability, and capital for the 2023 calendar year, as well as stock performance in the 12 months through March 18, 2024.

In December 2023, F&M Bank was ranked 4th on S&P Global Market Intelligence's “Top 50 List of Best-Performing Community Banks” in the US with assets between $3.0 billion and $10.0 billion for 2023. S&P Global Market Intelligence ranks financial institutions based on several key factors including financial returns, growth, and balance sheet risk profile.

In October, 2021, F&M Bank was named the “Best Community Bank in California” by Newsweek magazine. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state. This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.

F&M Bank is the 15th largest bank lender to agriculture in the United States. F&M Bank operates in the mid-Central Valley of California including, Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa, Alameda and Contra Costa counties.

F&M Bank was inducted into the National Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of agribusiness workforce. F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding over 108 years ago.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their last Community Reinvestment Act (“CRA”) evaluation.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding loan and deposit production (including any growth representations), balance sheet management, levels of net interest margin, the ability to control costs and expenses, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions, inflation, recessions, natural disasters, pandemics, geopolitical risks, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

FINANCIAL HIGHLIGHTS
	Three-Months Ended			Nine-Months Ended
(dollars in thousands, except share and per share amounts)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Earnings and Profitability:
Interest income	$68,635	$69,831	$65,713	$205,107	$186,362
Interest expense	16,642	19,050	12,272	50,620	24,777
Net interest income	51,993	50,781	53,441	154,487	161,585
Provision for credit losses	-	-	3,000	-	7,057
Noninterest income	6,280	4,767	3,606	16,122	12,513
Noninterest expense	27,755	25,422	24,468	78,698	79,473
Income before taxes	30,518	30,126	29,579	91,911	87,568
Income tax expense	8,397	8,359	7,545	25,300	20,679
Net income	$22,121	$21,767	$22,034	$66,611	$66,889

Diluted earnings per share	$29.96	$29.39	$29.23	$89.91	$88.06
Return on average assets	1.65%	1.58%	1.65%	1.65%	1.70%
Return on average equity	15.03%	15.33%	16.80%	15.55%	17.43%

Loan yield	6.13%	6.13%	5.87%	6.11%	5.77%
Cost of average total deposits	1.39%	1.51%	1.01%	1.39%	0.70%
Net interest margin - tax equivalent	4.07%	3.91%	4.17%	4.04%	4.33%
Effective tax rate	27.51%	27.75%	25.51%	27.53%	23.61%
Efficiency ratio	47.63%	45.77%	42.89%	46.13%	45.65%
Book value per share	$816.67	$779.40	$705.60	$816.67	$705.60

Balance Sheet:
Total assets	$5,418,132	$5,267,485	$5,375,375	$5,418,132	$5,375,375
Cash and cash equivalents	293,250	295,936	668,361	293,250	668,361
of which held at Fed	198,637	225,676	597,739	198,637	597,739
Total securities	1,182,073	1,046,210	932,508	1,182,073	932,508
of which available-for-sale	401,563	251,413	106,493	401,563	106,493
of which held-to-maturity	780,510	794,797	826,015	780,510	826,015
Gross Loans	3,713,735	3,692,237	3,567,807	3,713,735	3,567,807
Allowance for credit losses - loans and leases	75,816	75,032	74,159	75,816	74,159
Total deposits	4,708,682	4,597,055	4,748,767	4,708,682	4,748,767
Borrowings	-	-	-	-	-
Subordinated debentures	10,310	10,310	10,310	10,310	10,310
Total shareholders' equity	$602,696	$576,220	$530,623	$602,696	$530,623

Loan-to-deposit ratio	78.87%	80.32%	75.13%	78.87%	75.13%
Percentage of checking deposits to total deposits	50.01%	48.60%	51.72%	50.01%	51.72%

Capital ratios (Bancorp) (1)
Common equity tier 1 capital to risk-weighted assets	13.47%	13.09%	12.48%	13.47%	12.48%
Tier 1 capital to risk-weighted assets	13.70%	13.32%	12.72%	13.70%	12.72%
Risk-based capital to risk-weighted assets	14.95%	14.58%	13.97%	14.95%	13.97%
Tier 1 leverage capital ratio	11.32%	10.66%	10.22%	11.32%	10.22%
Tangible common equity ratio (2)	10.91%	10.72%	9.64%	10.91%	9.64%

(1) Capital information is preliminary for September 30, 2024
(2) Non-GAAP measurement

Non-GAAP measurement reconciliation:
(Dollars in thousands)	September 30, 2024	June 30, 2024	September 30, 2023

Shareholders' equity	$602,696	$576,220	$530,623
Less: Intangible assets	13,007	13,145	13,563
Tangible common equity	$589,689	$563,075	$517,060

Total assets	$5,418,132	$5,267,485	$5,375,375
Less: Intangible assets	13,007	13,145	13,563
Tangible assets	$5,405,125	$5,254,340	$5,361,812

Tangible common equity ratio (1)	10.91%	10.72%	9.64%

(1) Tangible common equity divided by tangible assets